EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-1 of Torchlight Energy Resources, Inc. of our report dated March 31, 2014, except for Note 1, 2, 7 and 11, as to which the date is October 21, 2014, relating to our audits of the financial statements, appearing in the Company’s Annual Report on Form 10-K/A of Torchlight Energy Resources, Inc. for the years ended December 31, 2013 and 2012.

We also consent to the reference to our firm under the caption “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Calvetti Ferguson
Calvetti Ferguson

Houston, Texas

October 30, 2014